Exhibit 99.2
Big Lots
Second Quarter 2022 Edited Earnings Call Transcript
August 30, 2022

Presenters
Alvin Concepcion - VP, Investor Relations
Bruce Thorn - President, CEO
Jonathan Ramsden - EVP, CFO & CAO

Q&A Participants
Spencer Hanus - Wolfe Research
Sarang Vora - Telsey Advisory Group
Matt Egger - Piper Sandler
Krisztina Katai - Deutsche Bank
Mark Jordan - Goldman Sachs
Jason Haas - Bank of America
Zachary Donnelly - KeyBanc Capital Markets

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Second Quarter Conference Call. Currently, all lines are in a listen-only mode. A question-and-answer session will follow the prepared remarks. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that, where applicable, commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

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The second quarter earnings release, presentation, and related financial information are available at Biglots.com/corporate/investors.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone, and thank you for joining us.

The second quarter was one in which we did what we said we would do, despite a very challenging environment. We brought inventories down materially, stayed tight on both opex and capex, and made great progress on repositioning our assortment towards better bargains, closeouts, and lower price points, while enhancing our healthy offering of treasures and everyday essentials. We also took important steps to strengthen our balance sheet and secure our liquidity. We’ll talk more about each of these points in a moment, but this is an appropriate moment to thank our entire team here at Big Lots for their outstanding contributions over the past quarter.

For our customer, things remain tough, with high inflation making it more difficult for her to afford daily living expenses, and causing her to pull back on discretionary purchases. We serve customers across a wide range of income levels, but our lower income customers have been hurt more than others. Never has our mission to help her live BIG and save LOTS been more important than now. We are working hard to provide her with more bargains and closeouts to help stretch her dollar, and more surprising treasures to bring excitement and freshness to her shopping experience, as well as improving our assortment of everyday essentials she counts on.

We are leveraging the foundations upon which our company was built and leaning into our brand DNA of phenomenal value. We are simplifying our value offerings, leveraging our scale, and more deeply partnering with our vendor partners to deliver compelling opening price

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points across our assortment. We are moving quickly to elevate our penetration of amazing bargains by way of closeouts. We are clearly communicating the uniqueness of our value offering throughout our stores and on-line with new signage and powerful endcap displays. More detail on all of these initiatives in a moment, but I want to make sure the message for this call is clear; we are meeting the current challenges head on, we are making tremendous progress in repositioning our business for the current environment, and we expect that to become increasingly clear in our results in the near future. I’ll now spend a few moments to share some more specifics.

As I mentioned, we remain laser focused on providing outstanding value to our customer. To do this, we are partnering closely with our vendors, flexing our long-established closeout muscle, and leveraging our excellent private label brands.

Earlier this month, we met with over 100 representatives of our top 50 vendors, to ensure we are fully aligned on how we are going to partner to deliver great value.

Last quarter, you heard me talk about cost engineering and using our scale and relationships with suppliers to offer better opening price points to create unique deals that customers can only find at Big Lots.

These are not going to be baby steps in opening price points. We’re going BIG. Across the furniture category, for example, we are margin engineering products to offer opening price points at pre-COVID levels over the coming quarters. I’m very pleased with the progress here and you should expect to see more great opening price points on quality items in time for Labor Day, for example in sofas and recliners.

As it relates to bargains, which are closeout items, off-price brands and limited time deals, it is a target rich environment for procurement. We have already capitalized on these opportunities, and we continue to see great deals in categories such as toys, appliances, soft home, and

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apparel. As we continue to aggressively right size our inventory position, this is freeing up additional open to buy capacity for even more deals for our customers. In order to meet our customers needs, we are planning for the mix of bargains and closeouts to reach 1/3 of the business over time, offset by strategic reductions in less productive, or redundant, never out merchandise.

With regard to treasures, which are more unique, quirky, trendy, and seasonal items, we also expect this to represent a third of our assortment. A great example of the excitement we can bring in this area is a Disney pop-up shop within The Lot section that will launch later this week.

In essentials, which include category staples and never outs , we have already added more daily deals this month, particularly in the food and consumables categories, and there will be more to come as we continue to curate an even better assortment of solutions in the back half of ’22 and into ’23.

With more bargains and treasures, we are adjusting our end caps to make it easier for our customers to find and recognize these great deals. Our new endcaps will feature cleaner, simpler, and more compelling signage, price points, and assortment. In July, a little under 40% of our end caps were bargains and treasures. By October, it will be nearly 90%. So this is a substantial step up in messaging to our consumers.

Lastly, we’re well positioned as a trade-down destination. As we continue to improve our value offerings, we’ve seen a significant increase of 16% in customer reactivations through our loyalty program. Our private brands, especially Broyhill, will play a key role in increasing our appeal as a trade-down destination. Both Broyhill and Real Living continue to do well, with sales growth of around 20% at each brand. Across all divisions, these brands represented 30% of our business in Q2, up notably from the mid-twenties last year. We also know that our seasonal customer has a household income that is 2x higher than our core customer, so we see that category as a year-round trade-down opportunity.

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These are all important steps we’ve taken. They are underpinned by the knowledge that across all our categories, including big ticket items, our customers will shop us when they see a great deal. While we have more work ahead of us, our strategic direction is clear.

Turning back to the second quarter, despite volatility caused by the current macroeconomic backdrop, I am pleased we were able to deliver second quarter results inline with the financial guidance we provided.

Looking at specific category performance in the quarter, seasonal comps grew strongly, accelerating sequentially from Q1 to up to roughly 30% in Q2 on both a one-year and three-year comp basis. Relative to Q1, our Q2 3-year comp sales also accelerated in soft home and The Lot, Apparel, and Electronics. It was inline in food, but decelerated somewhat in furniture, hard home, and consumables.

I’ll give you a little more flavor on what drove some of the category performance. In seasonal, we had high sell-throughs on many items such as gazebos and upper price points for resin wicker. Our Halloween sales were also strong, up double digits vs. prior year.

Our food and consumables categories have stabilized with strength in candy, laundry, paper, and our salty and snack categories.

Furniture, soft home, and hard home categories continue to be impacted by consumers delaying or cutting back on higher ticket purchases.

The Lot, and Apparel drove a lot of excitement in our stores, and showcase some of our newest items and best deals.

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As we progress into the back half of the year, I’m excited about the lower opening price points, great bargains and fun treasures, and more productive essentials which will help drive momentum across our categories.

It’s now worth zooming out a little bit because it’s easy to get caught up in the near-term and lose sight of the bigger longer-term picture. Our business has historically been resilient regardless of the economic environment. That’s because value never goes out of style, and that won’t change this time around either.

Areas where we are seeing great traction include our ecomm business, up 35% in Q2, representing 7% of total business. We were particularly pleased with an improvement in the conversion rate online by 50 basis points, which we also saw in our stores. Within ecomm, same day delivery grew over 80%, and our convenience offerings continue to expand with new partnerships with DoorDash and Shipt. Meanwhile, we continue to focus on removing friction across the ecommerce journey, with improved navigation, access to deals, and streamlined cart and checkout.

We’re also excited to have rolled out a regional pricing model in California with more regions to come. A more localized approach enables us to flex pricing to improve our competitive position and optimize our margin profile. Our new space planning capabilities are also enabling us to flex and optimize our assortment across the fleet. In addition, we are investing in new tools to improve the efficiency of our promotions and are already seeing some quick wins from our work in this area.

While the furniture business has been challenging on an industry-wide basis, we are proud to be one of the few furniture retailers that customers can go to and take their furniture home that same day, while still providing her options to order on line and pick up in store, at the curb, or delivered the same day from nearly 1,000 stores across the US. We continue to enhance our unique position with a new furniture sales model with improved staffing and incentive based

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compensation to drive engagement and sales. This model is now in 380 stores, and is continuing to do very well, delivering strong double digit lifts in stores where the full new staffing model is in place versus the rest of the chain.

Meanwhile, our new stores continue to perform well, and we have been running ahead of plan, with particularly strong performance in small town and rural markets that are increasingly the focus of our strategy. While we are prudently slowing down in the near-term, we still see a long runway for growth with the potential for over 500 new stores over time.

Finally, we continue to improve our supply chain visibility. Earlier this month, we rolled out a new tool that enhances inventory flow to both support sales and drive down costs. In September, we’ll be opening our 4th forward DC which adds incremental capacity to help flow inventory in the peak season. Also, by the end of September, we’ll complete phase 1 of a multi-year project to have an order management system which will give us a single view of inventory to greatly improve the omni channel customer experience.

So to sum it up, we did what we said we would do in the face of a challenging environment in Q2. But alongside that, we continued to make tremendous progress on our journey to deliver outstanding long-term shareholder value.

We are confident in our ability to increase customer shopping frequency to grow our business through good times and bad.

We’re bringing in more bargains and closeouts that our customers need and will communicate these deals better.

We’re getting sharper and more productive on pricing and promotions.

We’re driving more excitement and freshness through our treasures and the Lot.

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We’re getting better at selling quality furniture that customers can take home the same day or order online with speedy delivery.

We’ve got a strong private label and seasonal offering to capitalize on trade down opportunities.

We’re improving our supply chain and tech capabilities to improve our business model and provide more convenient solutions for our customers.

All of this will help us deliver on Operation North Star strategy, which remains more critical than ever.

Simply said, we are working hard to be her best destination for quality bargains and treasures, while improving her shopability of our everyday essentials.

I’ll now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden
Thanks Bruce, and I would also like to express my gratitude to the entire Big Lots team.

I am going to start by going into more detail on our Q2 results, which I will discuss on an adjusted basis, excluding store asset impairment charges, and will then address our outlook for the back half of the year. A summary of our financial results for the second quarter can be found on page 10 of our Quarterly Results presentation.

Q2 net sales were $1.346 billion, a 7.6% decrease compared to $1.457 billion a year ago. The decline vs 2021 was driven by a comparable sales decrease of 9.2%, which was within our guidance range.

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As you will recall, our second quarter sales got off to a strong start in May, with a mid-teen 3-year comp fueled by a strategic decision to elevate promotional activity aimed at reducing inventory levels. As we successfully drove inventory levels lower, we were able to reduce promotional activity as the quarter progressed. In turn, our 3-year comp sales trend slowed over the course of the quarter. While at the lower end of our guidance range, three-year comps ended up nearly two points ahead of Q1 at about +4%.

The slowdown in July was seen across the broader retail environment, and we were not immune. Consumers continued to feel spending pressure from high inflation, and our lower-income customer continues to be the most affected. High inflation is causing consumers to delay or cut back on discretionary purchases, especially of high-ticket items. Since then, we have seen comp sales trends stabilize on a 1-year basis, which we will be primarily referencing going forward, from July into August.

Our second quarter adjusted net loss was $66 million, compared to $38 million of net income in Q2 of 2021. The adjusted diluted loss per share for the quarter was $2.28, versus diluted EPS of $1.09 last year.

The gross margin rate for the second quarter was 32.6%, down approximately 700 basis points from last year’s rate, and in line with our guidance. This included significant impacts from higher markdowns and freight although, as we will discuss in a moment, we are starting to see both of these headwinds turn.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $523.5 million, very close to the $523.9 million last year, and a touch better than our guidance of slightly up year-over-year. Store payroll costs, bonus accruals, and equity compensation were all below last year, but were offset by increases in distribution and outbound transportation

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expense. We expect transportation headwinds to continue through the back half of the year, but at a moderating pace as we’ve seen some relief in recent spot fuel rates.

Adjusted operating margin for the quarter was negative 6.3%, compared to a profit of 3.7% in 2021. Interest expense for the quarter was $3.9 million, up from $2.3 million in the second quarter last year.

The adjusted income tax rate in the quarter was 25.5%, compared to last year’s rate of 26.7%, with the rate change primarily driven by discrete items related to audit settlements and employment-related tax credits, partially offset by lower nondeductible compensation expense. The tax rate comparison was impacted by comparing an income tax benefit this year to income tax expense last year.

Total ending inventory at cost was up 22.8% to last year at $1.159 billion, in line with our guidance and driven by Average Unit Cost. This represents a significant sequential improvement versus Q1.

During the second quarter, we opened 11 new stores and closed 3 stores. We ended Q2 with 1,442 stores and total selling square footage of 33.1 million.

Capital expenditures for the quarter were $46 million, compared to $45 million last year. Depreciation expense in the quarter was $37 million, up $2 million to the same period last year.

We ended the second quarter with $49 million of Cash and Cash Equivalents, and $253 million of long-term debt. At the end of Q2 2021, we had $293 million of Cash and Cash Equivalents, and no long-term debt. The year over year change reflects share repurchases executed during fiscal 2021 and higher inventories. We did not execute any share repurchases during Q2, but have $159 million remaining available under our December 2021 authorization. On July 29th, we executed an engagement letter for a new 5-year syndicated asset-based revolving credit

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facility of up to $900mm, with an additional uncommitted increase option of up to $300mm. We are making good progress on the new facility and expect it to be completed during the current quarter, replacing and refinancing our current $600mm 5-year unsecured credit facility. In addition, we expect to further strengthen our balance sheet through asset monetization. This includes the outright sale of approximately 25 owned stores we are targeting to complete by the end of the year, in addition to which we are evaluating sale/leaseback proposals on our remaining owned stores and other owned assets.

On August 23, our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2022, of $0.30 per common share. This dividend is payable on September 23, 2022 to shareholders of record as of the close of business on September 9, 2022.

Turning to the third quarter outlook, we expect the sales environment to remain uncertain. We expect 1-year comps to be down in the low double-digit range, in line with what we have seen quarter to date. Net new stores will add about 140 bps of growth versus 2021.

We expect continued promotional activity will drive our Q3 gross margin rate into the mid-thirties. While this is down from the prior year, it is sequentially better than Q2, driven in part by lessening promotional activity as we have made good progress in clearing through inventories. We expect SG&A dollars to grow low single digits versus 2021 due primarily to increased outbound transportation costs and costs related to two incremental forward distribution centers. Overall, this will result in a significant operating loss for the quarter. We expect a share count of approximately 28.9 million for Q3.

As we move into Q4, we expect that cleaner inventory levels, improving sales momentum due to our efforts in providing better value to customers, and lower freight and non-freight costs will lead to a recovery in Q4 gross margin to be approximately in line with the prior year.

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While we expect the sales environment to remain uncertain, we see a more normalized 4th quarter gross margin rate for a few reasons:

•First, relative to Q3, sales should improve sequentially on a 1-year comp basis as our inventories get into a clean position, creating open to buy opportunities to offer better deals for our customers, with increased bargains and closeout offerings, unique and exciting treasures, and lower opening price points. With improving sales and clean inventories, there is a reduced need for markdowns and promotions, which will benefit our gross margin.

•Second, in-bound freight costs are easing. In Q2, higher in-bound freight costs, including detention and demurrage charges, approached 400 bps of gross margin rate erosion versus 2019. Freight costs have been coming down since the early Spring and we are starting to see this benefit flow through. Meanwhile, detention and demurrage charges will be much lower in the back half as we have cleaned out our DC yards and got past much of the supply chain disruption of the past 18 months.

•Third, non-freight costs are also coming down as we’re seeing price reductions from our vendors as raw material prices have moderated.

•Fourth, as Bruce referenced, we are being more targeted and efficient with pricing and promotions. Our early work in food and consumables indicates a $20 million annualized gross margin opportunity, that we are already actioning, and expect to see benefit from in the second half.

•Last, we expect to see a shrink benefit in the fourth quarter versus the headwind we have faced in the first three quarters.

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We are also continuing to intensify our expense reduction efforts; we continue to expect to take out $100 million in SG&A this year versus our original plan, of which approximately $70 million is structural. This will be partially offset by outbound transportation expense, including the impact of higher fuel rates. We have achieved approximately half of the savings in the first half of the year, and while there is some benefit in Q3, much of the balance will be in Q4 due to seasonality effects. As a reminder, the $70 million in structural savings will come from store payroll, supplies and other goods not for resale, and headquarters costs. The balance is driven by expense flex on lower sales and lower bonus accruals. We expect to continue to drive savings in 2023 and beyond.

In regard to capex, we now expect approximately $160 million, versus $175 million previously. On the store front, recall that last quarter we prudently slowed the pace of store openings given the current economic uncertainty. We still expect over 50 openings in 2022, though due to economic conditions, we have also taken a harder look at stores we would like to exit, including both leased stores and underperforming owned stores. Based on this review, the number of closures at the end of 2022 is likely to be higher than previously anticipated, and could be similar to or greater than our number of openings. We see this as a very healthy pruning of our fleet and, in some cases, an acceleration of closures that would otherwise have occurred in later years. Meanwhile, our store refresh program remains paused.

Looking forward, we continue to see major store growth opportunity and expect to continue with a healthy rate of openings in 2023, albeit while continuing to take a prudent and watchful approach.

We expect full year depreciation of around $153 million, including approximately $38 million in Q3.

We are committed to ending Q3 with cleaner inventories, as we drive higher sell-throughs and reduce receipts. As Bruce mentioned, this increases our ability to go after closeout later in the

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year when we will have more open to buy opportunities. We expect total inventory at cost at the end of Q3 to be up mid to high single-digits year-over-year, which will represent a further substantial narrowing of the sales to inventory spread from where we ended Q2. We continue to expect Q4 inventory to be flat to down compared with the prior year.

Beyond this year, our confidence in the long-term runway for growth has not wavered, and we are optimistic about the value we will create as Operation North Star progresses. I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. I’d like to end the call by again thanking our associates for their focus on playing to win and maintaining that obsession with the customer that has led to the very positive customer feedback. Together, we achieved a Net Promoter Score above 80% in Q2, which is top tier in the industry. As a result of their efforts, 22 million customers have rewarded us with their loyalty.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. We'll now be conducting a question and answer session. If you'd like to be placed in the question queue, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing star-one. One moment, please, while we poll for questions.

Our first question today is coming from Greg Badishkanian from Wolfe Research. Your line is now live.

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Spencer Hanus
This is Spencer on for Greg. So, just given the volatility in trends and weakness in the lower end consumer that we're seeing and I think a lot of people in retail are seeing, how are you thinking about the setup for the holiday season? And then, with the heavy discounting that we've seen across retail, do you think there has been any pull forward from 4Q sales into the third quarter or potentially into the second quarter as well?

Jonathan Ramsden
Hey, Spencer, good morning. I'll jump in on that and then maybe Bruce will want to add a couple of comments. So, you know, baked into our guidance is some moderation in comps from where we were in Q2, both on a one year and a three year basis.

We did get some benefit, obviously, from the intense promotional activity in Q2, which we're kind of modeling out for Q3, and then we expect Q4 to be a little better than Q3 for a number of reasons, including some of the supply chain constraints we had last year. So, yeah, we think that, you know, there's probably been some pull forward, and we've tried to model that into our outlook for the balance of the year.

Bruce Thorn
And I'll add by saying I think we've got a good holiday plan. The team is working very hard on making sure that we're all staffed and ready to go with good product. We've obviously tailored our assortment for the holiday. We're off to a good start with Halloween, as we mentioned in our opening remarks. Halloween's up double digits versus last year.

And, you know, we're very much looking at what's top of mind for our consumers right now. It's tough out there, and necessities are top of mind. We're making sure we're in good stock there. Deals on big ticket items are also top of mind. Credit is still in good shape with the consumer, as we've watched in some cases in the medium to upper income levels better than pre-pandemic. The lower income levels are still pretty strong.

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She's frugal. She's smart. Food items are still top of mind, but also home maintenance, cleaning, storage are all resilient, and especially holidays. She never stopped shopping for holiday. Holidays are important to her in good times and bad times, and we're set up to meet her expectations for the holiday.

Spencer Hanus
Great, that's helpful. And then just to dive into SG&A for a minute, can you talk about what's driving the growth in 3Q? And then how are you thinking about pulling further costs out of the business as you start to right-size the cost structure given where the top line is today?

Jonathan Ramsden
Yeah. So, Spencer, in Q3, the big driver is really transportation expense, which is just continuing to run, you know, pretty well up from a year ago, and then also the costs of our two newest forwarded distribution centers, which have come on stream. So, that's what's driving SG&A up a little bit in Q3. And then we see a more favorable dynamic in Q4 as we've got more savings coming through. So, we'd expect to more be kind of flattish in Q4 on SG&A, currently.

Overall, we think there's still significant opportunity to take structural cost out of SG&A. We've taken $70 million out this year. You know, the biggest chunk of that has come out of the stores, but also some out of corporate headquarters and other areas, and we think of that as an ongoing opportunity. We will be going after that. We are intensifying our efforts there. We've got a task force set up to really dive deep into that, and we think there's still significant opportunity beyond 2022.

Spencer Hanus
Great. Thank you.

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Operator
Thank you. Our next question is coming from Sarang Vora from TAG. Your line is now live.

Sarang Vora
Hey, good morning, guys. You know, my first question is on the current trend. Can you provide color on the low double digit negative comps you are seeing quarter to date? Is the trend, like category trends, very similar to what we saw in the second quarter, or are you seeing shifts given the changes in the consumer behavior?

Jonathan Ramsden
Yeah. Hey, Sarang. Yeah, I'll be happy to take that. So, yeah, generally consistent with what we're seeing in Q2, you know, clearly comps in seasonal were pretty strong in Q2 because we were supporting that with a lot of promotions. A little bit of moderation there, but generally pretty consistent.

And generally, we would say that that sequential decline from where we were for Q2 is primarily a factor of the higher promotional activity particularly around seasonal in Q2. We--we see as the quarter goes on that remaining fairly consistent, although August was probably a somewhat more challenging comp for us that the balance of the quarter.

Sarang Vora
Got it. And, you know, my second question is on the composition of inventory. You know, you've clearly made progress from 1Q to 2Q, and it seems like, you know, there is a work in progress right now. But, you know, as you go towards the end of fourth quarter, I heard that it will be flat to down by the end of the year. So, just curious if you could share color again on, like you know, category--like, how are you managing this inventory to be flat to down fourth quarter? Are you ordering less? Are there any categories that could see a significant decline as you go through the fourth quarter? Just curious to know the trend on the inventory side and the composition of inventory towards--.

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Jonathan Ramsden
--Yeah, Sarang--.

Sarang Vora
--As you progress through the second--.

Jonathan Ramsden
--Sure. Yeah, so a lot of it comes back to seasonal. So we've been carrying excess seasonal inventory through Q2 and some--to some degree into Q3. And we expect that problem to be largely solved as we go into Q4 and have a much more normalized seasonal inventory level.

And then last year we brought in a lot of seasonal relatively early in Q4, so that's one of the reasons why we're going to be down at the end of Q4, is we don't expect to fully lap that. You know, we had essentially to smooth the supply chain issues, brought in some receipts early in Q4 last year to set us up for what we thought was going to be a stronger selling season for, you know, summer in lawn and garden.

But, yeah, we feel good about these inventory levels. An important point behind that is that it's opening up open to buy to go after better closeout opportunities, and we're excited about that.

Bruce Thorn
I'll just add the seasonal inventory we worked through in Q2 was predominantly the patio, lawn and garden furniture, and we went big in that buy last year, which we'll be able to comp. And unfortunately, there was a pullback in customer spend early in Q1 and into Q2, as you know, this year. And so, the majority of our inventory bulge and markdown promotional activity was to move that product in Q2, which we've for the most part put behind us.

The go-forward seasonal inventory is on lower ticket items and more seasonal items that we--that we've curtailed and right-sized for the Q3 and Q4. We expect to see really nice sell-

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throughs on that and better management overall across our product lines. Merchants have done a nice job. Our planning allocation replenishment team has really tightened things up, and we're going to add a lot more bargains and treasures that's going to excite our customers going into the back half.

Sarang Vora
That's great. Good luck with the quarter. Thank you.

Jonathan Ramsden
Thank you.

Bruce Thorn
Thank you.

Operator
Thank you. Our next question is coming from Peter Keith from Piper Sandler. Your line is now live.

Matt Egger
Hi. This is Matt on for Peter. Thanks for taking our questions. First one from me is just curious if you're seeing any tightening with your credit providers for--in regards to consumer credit.

Jonathan Ramsden
Yeah, not significantly, Matt. We actually saw an acceleration in our Big Lots credit card penetration for sales in Q2. Leasing was more sort of flattish, but we haven't seen any significant impact yet from, you know, tightening of credit availability.

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Matt Egger
Okay, great. And then secondly, I was wondering if y'all could provide a little bit more color on your furniture sales specialists. I think you said it's still driving a nice lift. But is there anything else to call out, and are you all still planning to expand its storewide maybe by next year, or what are the plans for that? Thanks.

Bruce Thorn
Yeah, Matt, just to cover the furniture sales program, we basically have a furniture sales lead and three furniture specialists in about 380 stores right now. It gives us open to close furniture coverage, whereas typically we don't have that in the balance of chain. We're seeing nice sales lifts, double-digit sales lift, in fully staffed stores.

We expect that, over time going into next year as we roll this program out, we can get to over 600 stores. And it's really important because buying furniture, Broyhill, large ticket items, Real Living, these brands are going to be billion dollar brands. And it's a big ticket sale for our customers, and helping them through that requires an incented team, a knowledgeable team, to make that engagement a really good engagement.

And once again, you heard us talk in opening remarks, as we open up new stores, especially in the rural markets, our furniture program does very well there, along with our omnichannel capabilities to pick up same day from the store, buy it, take it away from the store, or also have it shipped to our customers. So, we think that the furniture sales program that we're rolling out right now is something that we'll continue to grow in most stores across our balance of chain over time.

Matt Egger
Great. Thank y'all.

Bruce Thorn
Thank you.

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Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question is coming from Krisztina Katai from Deutsche Bank. Your line is now live.

Krisztina Katai
Hi. Good morning. Thanks for taking the question. I wanted to ask about the opening price points and just the proportion of closeouts that you're working toward, which sounds like a good opportunity. Any way to quantify how the customers have responded to your efforts here, and how best to think about the competitive dynamics across your peers as we enter the fourth quarter? Also just considering closeouts are mostly in the discretionary categories, are you making any assumptions that maybe you should go as--after closeouts in consumable categories as well, just because that's what we see right now the customer is really looking for and is a traffic driver?

Bruce Thorn
Yeah. First--hi, Krisztina. I'll take this, the first part of your question regarding opening price points. You know, during the last couple years with the inflation rates and so on, they really pushed some of our products out of the opening price points, and we've worked hard with our great vendor community to bring those back down, especially in areas like furniture.

For example, you know, our recliners moved from $299, in the $200 to $300 range, up to the $400, $500 range with all the freight costs and component costs. We've now worked to bring that back, and this fall we'll have a $299 recliner back. And that's just one example. Across the home categories we're making efforts to do that, and should have a very nice opening price

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point. That's what hooks customers back in, and then we shop and trade them up with the bargains and deals that we have in store.

With regards to bargains, or what we are calling bargains, they encompass closeouts. You know, it's basically anything that is a lower comp than other retailers. Really pleased with the progress that our merchandising team is making in sourcing the bargains. I want to explain that it's beyond food and consumables, although food and consumables is still a big part of it. In fact, we just got a national closeout on potato chips due to packaging changes just last week that is going to sell very nicely for our customers in Q3 and Q4.

But it's across the board. As we mentioned in our opening remarks, these closeouts will find a way to our end caps. In July, less than 40% of our end caps--and a basic store has about 35 end caps on--in general around the racetrack. Only about 40% had bargains and treasures. In October this year, we'll have that penetration go to 90%, where bargains will make a major part of that end cap assortment.

So, it's going to be across all categories, and we're seeing good traction. It's a target rich environment out there. We are seeing it in toys, appliances, vacuums, home tech sales, furniture, branded product, even secondary branded product. We're very focused on buying smart and with a good exit plan.

And everything we buy in the closeout/bargain arena, we're trying to make sure that it's accretive to that category's margin and overall company margin. So, we see a lot of opportunity to--especially during these tough times for our customers, to bring the deals to her that she really enjoys.

Krisztina Katai
That's great. And then just to follow up on the gross margin outlook, obviously it sounds like the third quarter will still be under a little bit of pressure. Maybe just talk about your confidence in

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getting back to normalized gross margins in the fourth quarter, and just curious to hear your assumptions around the competitive environment across retail, just considering that there's a lot of retailers with heavy inventory still as of today.

Jonathan Ramsden
Yeah. Hey, Krisztina, I'll jump in on that and then I think Bruce will add a few comments. Yeah, so we are expecting some continued promotional pressure on margin in Q3, which is why we've guided to the mid 30s. We're still working through that seasonal inventory that, you know, we came into the early spring. So, that will continue to weigh on us a little bit.

By the time we get to Q4, though, we do think that will be behind us. There are a number of factors which we think will drive our gross margin higher in Q4, which we talked about a little bit in our prepared remarks. You know, we're going to be in a better inventory position in general coming into Q4. We're not going to have the supply chain issues that we had last year. We're going to do better on shrink. Detention and demurrage is going to come down meaningfully as we've cleaned out our yards. And freight rates have started to turn, and we're starting to see that benefit now flow through in our gross margin rate.

So all those factors we think are going to be tailwinds as we come into Q4. We do assume it's still going to be a somewhat, you know, challenging promotional environment, and our comp outlook bakes that in. But overall, we're optimistic about Q4, and we're up against a 37.3% rate in 2021, which we expect to, you know, be in line with in Q4.

Bruce Thorn
Yeah, and I'll add I feel like we're doing really good work to end fiscal '22 in a stronger position, keeping in mind what we said earlier. Seasonal for lawn and garden played a big role in the first half of this year, moving through that inventory. That's pretty much behind us at this point. Promotions are going to be much more efficient going forward.

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Our vendor community is working well with us, once again, restoring those opening price points, reengineering product with good quality but more margin for us as well. All that's going to play into a better back half. So, back half should continue to grow in margin rate, and the team's really focused on that.

Krisztina Katai
That's great. Thank you so much for the color, and best of luck.

Bruce Thorn
Thank you.

Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question is coming from Kate McShane from Goldman Sachs. Your line is now live.

Mark Jordan
Good morning. This is Mark Jordan on for Kate today. I guess following up on that last question, how do you feel your opening price points are positioned relative to your competitors?

Bruce Thorn
It's a good question, Mark. You know, what we do is we look at our competitive pricing on a weekly basis, and we've added new tools, third-party resources and tools and systems, to help us do a better job ensuring that we're placed in a good competitive point. So, that helps us establishing opening price points.

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There's some areas where we look at the elasticity and we understand the range we can be on basic, easy to shop, especially name brand items in the consumables and food areas. Other areas are little bit more difficult to shop, but we maintain a good comparison ratio. And then once again, the increase in bargains, our ability to bring our own brands into the comparison and off-price or closeout brands, and that penetration growing across our assortment gives us a competitive edge against everyday low price match retailers, grocery chains, etc.

So, I feel like we're in a good position. And it's getting better every week and it's going to get stronger through the back half of this year, and we'll enter '23 from a really good position with a nice balance of bargains, treasures, and everyday essentials. And in that respect, we're aiming to get to a third of bargains across our assortment, which is better than everyday low price deals out there; a third treasures, which we're already in a good place. It's an emotional and delightful, you know, purchase for her.

And everyday essentials we're working on. That's where you really get to the price competitiveness, and we're looking at reducing some of the redundancy and making it even more productive with more solutions for her at competitive prices. So, I think we're in good shape and getting better every week.

Mark Jordan
Perfect. And I guess it might be early if you haven't done your inventory counts yet, but do you have any update on shrink?

Jonathan Ramsden
Mark, we really don't yet because, to your point, our physical inventory cycle typically starts in January, which is where we get, you know, the full read. We are planning to do some late September sort of sample tests of inventories to see, you know, what traction we've got.

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I mean, I think as we've talked about in the past, there was an accounting impacting Q4 that, even if our shrink rate didn't improve at all, because we effectively in Q4 2021 had to take the sort of hit for, you know, all of 2021 in terms of increased shrink rate, so we're up against effectively a 60 basis points impact in 2021 of last year. But, you know, we're optimistic that we're going to do better than hold the rate flat. And we think all of the things we've rolled out, including new shrink technologies and better training at the store level, new incentive plans and so on, are going to help us bring that down.

But we'll get our first read in September, so we'll report on that at our next earnings call. And then we'll get a full read in January when we begin the--you know, the full physical inventory program for next year.

Mark Jordan
Great. Thank you.

Bruce Thorn
Thanks, Mark.

Jonathan Ramsden
Thank you, Mark.

Operator
Thank you. The next question is coming from Jason Haas from Bank of America. Your line is now live.

Jason Haas
Hey, good morning and thanks for taking my questions. I'm curious if you've seen any early signs of trade down. And if not yet fully, I'm curious what categories going forward do you think are most likely to attract that trade down customer.

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Bruce Thorn
Hi, Jason. You know, trade down is happening. We believe the process is beginning. We're already in the beginning stages of it. Right now, just to give you an overview of how we see trade down. Trade down customers are pretty loyal to the store they shop and they'll trade down within that store.

We see that in our own stores, especially in the furniture category where she'll go from a Broyhill purchase to a Real Living purchase. It's just our entry-level price point there. And so, we've seen in fact Real Living pass Broyhill in overall sales in Q2, which is a good thing for us. Both owned brands are doing quite well.

And then they'll start changing stores, and we're seeing that starting to occur too, just at the beginning stages of it. We're starting to see customers with a higher income, over $100,000, just ever so slightly start trading into us and gaining penetration in overall sales. But we've got a great assortment for that.

I think the trade down happens in lawn and garden, patio, our seasonal areas. We already know the household income of the customer in that area is 2X our core customer, and so we've already proven that trade down happens there. Furniture and the home categories, hard home, soft home are great ideas for her, especially now when she's being frugal about these big ticket purchases. The accessories she can have in hard home and soft home. Big Lots is a great option for her.

So, we think trade down's happening. We think as this macroeconomic environment continues that trade down will accelerate. And what's more is--an exciting and a related way, is that our lap--or our reactivated customer growth has significantly grown Q2 this year versus Q2 last year, up midteens versus last year. So, they're coming back as well to shop us.

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Jason Haas
Thank you. That's good to hear. And then as my follow-up question, I was just curious, maybe for Jonathan, if you could talk about the rationale for doing the sale-leaseback and I guess potentially--sorry, I can't remember the exact way that you phrased it between the sale-leaseback and the sale of those stores. But I was just curious what was the rationale for doing that, and what's the plan to use those proceeds for?

Jonathan Ramsden
Yeah. So, there's a couple of different buckets of that, Jason. The first is we've got 25 owned stores which we are planning to sell outright, not leaseback. And they are underperforming stores that, if you impute a normal rent charge, they're not economic, and we can sell this 25 stores for a very significant multiple of the cumulative EBITDA they're generating. In some cases, they're generating negative EBITDA. So, that one we think is, you know, kind of straightforward, and that's going to be a--you know, a fairly significant sum.

Then we have another 25 or six owned stores that we're considering sale-leaseback proposals for. We've also got our corporate headquarters here. So, we have the ability to execute sale-leasebacks on those, which we're considering proposals currently; have not made a final decision on, but that's something that we are actively considering.

And then we have the synthetic lease on our Apple Valley distribution center in California, which, you know, needs to be refinanced by 2024 in any case. We have--the equity attached to that belongs to us, so if we were to, you know, sell that, lease it back, and then there's the potential equity gain there for us. But, you know, that's the other piece we need to address and we're working on currently too.

So, in terms of proceeds, you know, first of all our priority is to make sure we have appropriate levels of liquidity so we're, you know, protected from any downswings like, you know, the downswing we've all just seen over the past couple quarters. We want to make sure we've got

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healthy levels of minimum liquidity at all times. The next priority is to make sure we're appropriately investing in the business to drive long-term growth and shareholder returns.

And then obviously, you know, the dividend, and then you have share repurchases which, assuming we have access liquidity and we've--you know, we've utilized capital to support appropriate levels of investment in the business if we have access liquidity beyond that, then we think share repurchase is an appropriate use of that excess liquidity.

Jason Haas
Thank you.

Jonathan Ramsden
Thanks, Jason.

Operator
Thank you. The next question is coming from Zachary Donnelly from KeyBanc. Your line is now live.

Zachary Donnelly
Thank you. So, over the course of the past couple weeks, we saw some pricing investments from competitors like Family Dollar or different dollars and discounters. And so, I was wondering, kind of over the longer term, how you're thinking about potentially the need for price investments, especially within the consumable segment.

Bruce Thorn
Yeah, good question, Zachary. You know, what we've done is we've partnered with a third-party consultant to review especially our food and consumables line so that we maintain competitiveness and also have the right bargains and deals. And we've rolled that out on the

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consumable side of the house, and just rolled--and just started rolling out the food side of the house.

And in some cases, what we've seen both regionally and across products in national brands as well as off-price or bargains is the opportunity either take prices up or take prices down to grow our share of the marketplace. And we think that on an annualized basis, this will add $20 million worth of margin just in food and consumables to our P&L.

That work will start showing up in Q4. So, that's just work that we're doing to ensure that we're priced competitively and also have the bargains and treasures penetration growing at the same time with opening price points that are appropriately set. We're continuing to roll that out across the country, and we'll take that, as I mentioned earlier, to other categories across the store.

So, once again, we price scrape every week. We review things. The team is very agile and responsive in our competitive position. It's a muscle that we've actually worked on quite a bit over the last 90 days, and we're getting better and better at it.

Zachary Donnelly
Great. Thank you. I appreciate it.

Bruce Thorn
You got it, Zachary.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until September 13th by dialing toll-free 877-660-6853 and enter the replay confirmation 13732156 followed by the pound sign. The toll number is 1-201-612-7415, replay confirmation 13732156 followed by the pound sign.

You may now disconnect and have a great day. We thank you for your participation.

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